Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-161379

$500,000,000

4.50% First and Refunding Mortgage Bonds, Series 2010B,

Due 2040

SUMMARY OF TERMS

Security:	4.50% First and Refunding Mortgage Bonds, Series 2010B, Due 2040

Issuer:	Southern California Edison Company

Principal Amount:	$500,000,000

Ratings of Securities:	A1 / A / A+ (Moody’s / S&P/ Fitch) Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Trade Date:	August 25, 2010

Settlement Date:	August 30, 2010

Maturity:	September 1, 2040

Benchmark US Treasury:	4.375% due May 15, 2040

Benchmark US Treasury Yield:	3.539%

Spread to Benchmark US Treasury:	+100 basis points

Reoffer Yield:	4.539%

Coupon:	4.50%

Coupon Payment Dates:	March 1 and September 1

First Coupon Payment Date:	March 1, 2011

Public Offering Price:	99.364%

Optional Redemption:	Callable at any time, prior to March 1, 2040, in whole or in part, at a “make whole” premium of T+15 bps. At any time on or after March 1, 2040, callable, in whole or in part, at 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to but excluding the date of redemption.

CUSIP/ISIN:	842400 FQ1 / US842400FQ14

Joint Book-running Managers:	Banc of America Securities LLC (“BofAML”) Deutsche Bank Securities Inc. (“Deutsche Bank”) UBS Securities LLC (“UBS”) Wells Fargo Securities, LLC (“Wells Fargo”)

Co-managers:

BNY Mellon Capital Markets, LLC

SunTrust Robinson Humphrey, Inc.

U.S. Bancorp Investments, Inc.

The Williams Capital Group, L.P.

BNP Paribas Securities Corp.

Mitsubishi UFJ Securities (USA), Inc.

Muriel Siebert & Co., Inc.

RBC Capital Markets Corporation

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-294-1322 for BofAML, by calling 1-800-503-4611 for Deutsche Bank, by calling 1-877-827-6444 ext. 561-3884 for UBS, or by calling 1-800-326-5897 for Wells Fargo.